David G. Peinsipp +1 415 693 2177 dpeinsipp@cooley.com	EXHIBIT 5.1

May 7, 2019

Principia Biopharma Inc.

220 East Grand Avenue

South San Francisco, CA 94080

Ladies and Gentlemen:

We have acted as counsel to Principia Biopharma Inc., a Delaware corporation (the “Company”), and you have requested our opinion in connection with the filing of a registration statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to an aggregate of 1,194,966 shares of the Company’s Common Stock, par value $0.0001 per share, including (a) 955,973 shares of Common Stock (the “2018 EIP Shares”) pursuant to the Company’s 2018 Equity Incentive Plan (the “2018 EIP”) and (b) 238,993 shares of Common Stock (the “2018 ESPP Shares”) pursuant to the Company’s 2018 Employee Stock Purchase Plan (the “2018 ESPP” and together with the 2018 EIP, the “Plans”).

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and related prospectuses, (b) the Plans, (c) the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, each as currently in effect as of the date hereof and (d) such other documents, records, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought to independently verify such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, and subject to the qualifications herein stated, we are of the opinion that the 2018 EIP Shares and the 2018 ESPP Shares, when sold and issued in accordance with the 2018 EIP and the 2018 ESPP, respectively, and the Registration Statement and related prospectuses, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Cooley LLP    101 California Street    5th Floor    San Francisco, CA    94111-5800

t: (415) 693-2000  f: (415) 693-2222  cooley.com

Sincerely,

Cooley LLP

By:	/s/ David G. Peinsipp
David G. Peinsipp

Cooley LLP    101 California Street    5th Floor    San Francisco, CA    94111-5800

t: (415) 693-2000  f: (415) 693-2222  cooley.com